EXHIBIT 99.1


Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the five fiscal years ended December 28, 1996 and for the one quarter ended March
22, 1997 and March 23, 1996.

                                Quarter Ended                          Fiscal Years Ended
                           ---------------------  --------------------------------------------------------------
                            March 22,  March 23,  December 28, December 30, December 31,  January 1,  January 2,
                              1997       1996         1996        1995         1994        1994         1993
                           (12 Weeks) (12 Weeks)   (52 Weeks)   (52 Weeks)  (52 Weeks)   (52 weeks)   (53 weeks)
                           ---------- ----------  ------------ ------------ ------------ -----------  ----------
                                                           (in thousands of dollars)
Earnings
  Earnings from continuing
  operations before tax
  expense, extraordinary
  loss and cumulative
  effect of change in
  accounting . . . . . . .  $150,016   $124,374      $567,313     $509,638    $421,363    $283,938     $173,415
  Fixed charges. . . . . .   115,002    113,076       482,680      489,939     500,599     556,008      640,004
  Capitalized interest . .    (2,866)    (2,818)      (10,887)      (6,785)     (2,521)        230         (960)
                            --------   --------    ----------     --------    --------    --------     --------
                            $262,152   $234,632    $1,039,106     $992,792    $919,441    $840,176     $812,459
                            ========   ========    ==========     ========    ========    ========     ========
Fixed Charges
  Interest . . . . . . . .  $ 72,074   $ 73,609      $311,958     $320,236    $331,097    $391,693     $476,932
  Portion of rental
  payments deemed to be
  interest. . . . . . . .     42,928     39,467       170,722      169,703     169,502     164,315      163,072
                            --------   --------    ----------     --------    --------    --------     --------
                            $115,002   $113,076    $  482,680     $489,939    $500,599    $556,008     $640,004
                            ========   ========    ==========     ========    ========    ========     ========
Ratio of Earnings to
  Fixed Charges . . . . .        2.3        2.1           2.2          2.0         1.8         1.5          1.3
